Filed Pursuant to Rule 433

Registration No. 333-231982

May 6, 2021

TUCSON ELECTRIC POWER COMPANY

$325,000,000

3.250% Senior Notes due 2051

PRICING TERM SHEET

Issuer:	Tucson Electric Power Company
Security:	3.250% Senior Notes due 2051
Ratings (Moody’s/S&P):*	A3 (stable) / A- (stable)
Principal Amount:	$325,000,000
Trade Date:	May 6, 2021
Settlement Date:	May 11, 2021 (T+3)
Maturity Date:	May 1, 2051
Interest Payment Dates:	May 1 and November 1 of each year, commencing November 1, 2021
Coupon:	3.250%
Public Offering Price:	99.148% of the principal amount per Note
Yield to Maturity:	3.295%
Benchmark Treasury:	1.625% due November 15, 2050
Benchmark Treasury Yield:	2.245%
Spread to Benchmark Treasury:	+105 bps
Optional Redemption:	Make-whole call at any time prior to November 1, 2050 at 20 bps spread over Benchmark Treasury.

Callable on or after November 1, 2050 at par.

CUSIP/ISIN:	898813 AT7 / US898813AT76

Joint Book-Running Managers:	Scotia Capital (USA) Inc. Wells Fargo Securities, LLC

Senior Co-Managers:	BBVA Securities Inc. BNY Mellon Capital Markets, LLC
MUFG Securities Americas Inc.

Co-Managers:	Truist Securities, Inc. U.S. Bancorp Investments, Inc.

*

A security rating is not a recommendation to buy, sell or hold securities. Each rating is subject to revision or withdrawal at any time by the assigning rating organization. Each security rating agency has its own methodology for assigning ratings, and, accordingly, each rating should be considered independently of all other ratings. No report of any security rating agency is incorporated by reference herein.

The issuer has filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Scotia Capital (USA) Inc. toll-free at 1-800-372-3930 or Wells Fargo Securities, LLC toll free at 1-800-645-3751.